2100 W. Cypress Creek Road Fort Lauderdale, FL 33309 Phone 954-940-4900 Fax 954-940-4910
September 13, 2005
Mr. Glen R. Gilbert
Executive Vice President
BFC Financial Corporation
2100 West. Cypress Creek Road
Fort Lauderdale, FL 33309
     Re: Retirement Benefit
Dear Glen:
     This letter will confirm the retirement benefit that BFC Financial Corporation (“BFC”) will provide to you.
     BFC will pay you a monthly retirement benefit (regardless of your actual retirement date) beginning January 1, 2010 of five thousand, six hundred, seventy-one dollars and sixty-nine cents ($5,671.69). Monthly payments will continue on the first day of each month during your life or, if you die before receiving 120 monthly payments, your beneficiary will receive the same monthly amount so that at least 120 monthly payments will be made to you and your beneficiary. In addition, before payments begin, you may elect to receive this benefit in any of the optional forms of payment described on Exhibit A attached to this letter.
     BFC’s obligation is unfunded, meaning that BFC is not required to set aside or otherwise identify specific assets to be used to make the retirement payments. BFC’s obligation to make retirement payments does not constitute your right to continue employment until any specific date. Payments will not be made, or will stop if they have started, without any further obligation on BFC’s part, if you are convicted of a criminal act arising out of or relating to your employment with BFC. BFC may withhold all or a portion of any retirement benefit payment or from any other amount due you to satisfy any amount you owe to BFC. Monthly benefit payments will be reduced by applicable employment taxes and income tax withholding and annual payments will be reported to the Internal Revenue Service. The present value of the retirement benefit payments, which is $482,444, will be considered taxable wages paid to you on the date of this letter for purposes of the FICA and Medicare tax provisions. In order to satisfy your liability for your portion of the tax due, which is $6,995.44, upon acceptance of the terms of this letter, you will be required to deliver a check payable to BFC for that amount.

Mr. Glen R. Gilbert
September 13, 2005

     Any claim relating to your retirement benefit will be made and reviewed in accordance with the claims procedures described in Exhibit B attached to this letter. BFC is administrator of this arrangement, as defined in the Employee Retirement Income Security Act of 1974, and has the authority to interpret and construe the terms of this arrangement.
     BFC may terminate this arrangement and make a lump sum payment to you or your beneficiary, as appropriate, within 12 months of a “change in control event” of BFC, as that term is defined in Internal Revenue Service Notice 2005-1 or later guidance interpreting Internal Revenue Code Section 409A. For this purpose, the lump sum will be determined using the actuarial equivalence factors listed in Section 417(e) of the Internal Revenue Code, or applicable successor provision.
     This arrangement will be governed by Florida law, to the extent not pre-empted by federal law.
     Please indicate your acceptance of the terms of this letter and the retirement arrangement it represents by signing and returning a copy of this letter to me. Glen, we very much appreciate your many years of service and your efforts on behalf of BFC.

Sincerely,

Alan B. Levan
President

     I acknowledge receipt and agree to the terms of this letter, including my obligation to pay my portion of FICA and Medicare tax due with respect to this arrangement, which is $6,995.44.

/s/ Glen R. Gilbert
Glen R. Gilbert

9/13/05
Date

EXHIBIT A
OPTIONAL FORMS OF PAYMENT
The optional forms of payment of the monthly retirement benefit are:

1.	Monthly benefit of $6,138.24 to Glen Gilbert during his life; or

2.	Monthly benefit of $5,448.79 to Glen Gilbert during his life and $2,724.40 payable monthly after his death to Diane Cenia Gilbert for her life if she survives Glen Gilbert (or if Glen Gilbert were to designate an alternate beneficiary other than Diane Cenia Gilbert, a monthly benefit as a 50% joint & survivor annuity that is the actuarial equivalent of a benefit of $5,671.69 per month payable as a life annuity to Glen Gilbert with 120 payments guaranteed, with equivalence determined using the 1951 Group Annuity Mortality table, projected by Scale C to 1965, set back 2 years for the recipient and set back 3 years for the beneficiary, at 6.5% interest).

EXHIBIT B
CLAIMS PROCEDURE FOR GLEN GILBERT RETIREMENT ARRANGEMENT
1.	Claim for Benefits – Mr. Gilbert or his beneficiary will make any claim for benefits under this arrangement to the Administrator. If the Administrator wholly or partially denies the claim, the Administrator will appropriately notify Mr. Gilbert or his beneficiary within 30 days. The notice of denial will be written in a manner calculated to be understood by the recipient and will contain (a) the specific reason or reasons for denial of the claim, (b) a specific reference to the provision(s) of the arrangement upon which the denial is based, (c) a description of any additional material or information necessary to perfect the claim together with an explanation of why such material or information is necessary and (d) an explanation of the claims review procedure.

2.	Review of Claim — Within 60 days after receipt of notice of denial of a claim (or at such later time as may be reasonable in view of the nature of the benefit subject to claim and other circumstances), Mr. Gilbert or his beneficiary may (a) file a request with the Administrator that it conduct a full and fair review of the denial of the claim, (b) review pertinent documents and (c) submit questions and comments to the Administrator in writing.

3.	Decision After Review – Within 30 days after the receipt of a request for review, the Administrator will deliver to Mr. Gilbert or his beneficiary a written decision with respect to the claim. The decision will be written in a manner calculated to be understood by Mr. Gilbert or his beneficiary and will (a) include the specific reason or reasons for the decision and (b) contain a specific reference to the pertinent provision of the arrangement upon which the decision is based.

4.	Action to Enforce Rights – If the Administrator denies, in whole or in part, the claim of Mr. Gilbert or his beneficiary, and the claimant still believes that he or she is entitled to the denied benefit, he or she may pursue all legal remedies available, including filing a lawsuit in state or federal court. However, the claimant must complete the claims and review procedure described above before taking such action to enforce his or her claim.